Exhibit 10.8

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of                 , 20     (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and <<EXECUTIVE OFFICER NAME>> (the “Participant”), relating to restricted stock granted to the Participant under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this Stock Agreement without definition shall have the meanings ascribed to such terms in the Plan.

1.	Grant of Restricted Stock.

a.	Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date <<Number>> shares of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”).

b.	Nontransferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Period of Restriction set forth under Section 2 of this Stock Agreement.

2.	Vesting of Restricted Stock.

a.	Period of Restriction. The Restricted Stock shall be forfeitable and non-transferable during the Period of Restriction. The Period of Restriction with respect to the Restricted Stock shall begin on the Grant Date and shall end on September 4, 2012; provided, however, the Period of Restriction will lapse in accordance with the following schedule:

(i)	twenty-five percent (25%) of the Restricted Stock shall vest (and the restrictions on nontransferability shall lapse on such Restricted Stock) if at any time during the Period of Restriction the average of the Total Shareholder Return (as hereinafter defined) measured over any forty-five (45) consecutive trading-days is at least sixty percent (60%); and

(ii)	the final seventy-five percent (75%) of the Restricted Stock shall vest (and the restrictions on nontransferability shall lapse on such Restricted Stock) if at any time during the Period of Restriction the average of the Total Shareholder Return measured over any forty-five (45) consecutive trading-days, is at least one hundred percent (100%).

If the average of the Total Shareholder Return measured over any forty-five consecutive trading-day period is between sixty percent (60%) and one hundred percent (100%), then the Participant shall vest in the Restricted Stock in the aggregate (which Vested Percentage shall include the 25% reflected in subparagraph (i), above), as follows (rounded to the nearest whole share):

Total Shareholder Return	Vested Percentage
65% but less than 70%	28.8%
70% but less than 75%	33.4%
75% but less than 80%	39.3%
80% but less than 85%	46.8%
85% but less than 90%	56.2%
90% but less than 95%	68.4%
95% but less than 100%	83.8%

Except as otherwise provided for under this Stock Agreement or under the Employment Agreement between the Company and the Participant effective as of November 16, 2007 (the “Employment Agreement”), the Participant must remain employed continuously through each applicable vesting date. Any Restricted Stock which is unvested at the expiration of the Period of Restriction as a result of the failure to attain the required Total Shareholder Return shall immediately be forfeited to the Company.

“Total Shareholder Return” shall be equal to (i) the fair market value of a share of the Company’s Common Stock as reported on The NASDAQ Stock Market as of the close of business on any particular date minus $36.80 plus aggregate dividends paid on a share of the Company’s Common Stock since September 4, 2007, divided by (ii) $36.80.

The Committee shall make or authorize to be made an adjustment to the foregoing formula for Total Shareholder Return to prevent dilution or enlargement of the Total Shareholder Return, as a result of the following: (1) any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business; (2) any merger or consolidation of the Company (other than a Change in Control); (3) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s common stock or the rights thereof; (4) the dissolution or liquidation of the Company; (5) any sale or transfer of all or any part of the Company’s assets or business; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

b.	Vesting Exceptions. Notwithstanding the provisions of Section 2(a) hereof, a Participant’s unvested Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

(i)	Termination of Employment. Except as provided in Section 2(b)(ii), in the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason, any unvested Restricted Stock as of the date of the Participant’s termination of employment shall immediately be forfeited to the Company.

(ii)	Change in Control Termination of Employment. Subject to the provisions of Section 15 of the Plan, in the event a Change in Control occurs during the Period of Restriction and the Participant’s employment is terminated by the Company and/or any Subsidiary without Cause or is terminated by the Participant for Good Reason during the period beginning 120 days before and ending one (1) year after such Change in Control, any Restricted Stock which is unvested as of the date of the Change in Control shall be accelerated upon such a termination of employment and shall vest as follows:

Date of Change in Control	Percentage of Unvested That Vest
Prior to September 4, 2008	100%
On or after September 4, 2008 but prior to September 4, 2009	80%
On or after September 4, 2009 but prior to September 4, 2010	60%
On or after September 4, 2010 but prior to September 4, 2011	40%
On or after September 4, 2011 but prior to September 4, 2012	20%

“Cause” and “Good Reason” shall have the respective meanings assigned to such terms in the Employment Agreement.

3.	Rights While Holding Restricted Stock.

a.	Legend. Each certificate issued for shares of Restricted Stock under this Stock Agreement shall be registered in the Participant’s name and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in a Stock Agreement entered into between the registered owner and Zebra Technologies Corporation.”

When shares of Restricted Stock become vested, the Company shall redeliver to the Participant (or the Participant’s legal representatives, beneficiaries or heirs) the number of shares which have then vested. The Participant agrees that any sale of shares of Restricted Stock received upon vesting shall be made in compliance with the registration requirements of the Securities Act of 1933 or an applicable exemption therefrom. The Committee may require the Participant to furnish to the Company, prior to the delivery of any vested shares of Restricted Stock, an agreement (in such form as the Committee may specify) in which the Participant represents that the shares of stock are being acquired for investment and not with a view to the sale or distribution thereof.

b.	Rights as a Stockholder. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the full right to vote such shares.

c.	Section 83(b) Election. Unless prior written consent of the Committee is secured, the Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock granted under this Stock Agreement. If the Committee consents to such Section 83(b) election, the Participant must notify the Committee within ten (10) days after filing the Section 83(b) election with the Internal Revenue Service.

d.	Compliance with Federal and State Law. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:

(i)	it completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal or state law, rule or regulation;

(ii)	the Participant complying with any requests for representations under the Plan; and

(iii)	the Participant complying with any federal, state or local tax withholding obligations.

4.	Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided under Section 17 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.

5.	Confidentiality, Non-Solicitation and Non-Compete. Participant agrees to, understands and acknowledges the following:

a.	Confidential Information. Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company. For purposes of this Stock Agreement, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)	information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including, without limitation, specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)	the Company’s proprietary programs, processes or software, consisting of, but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including, without limitation, programs and documentation in incomplete stages of design or research and development;

(iv)	the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including, without limitation, such information in incomplete stages of design or research and development; and

(v)	other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and thereafter, Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Participant’s employment.

All Company Materials are and will be the sole property of the Company. Participant agrees that during and after his or her employment by the Company, Participant will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Participant is required to do so in connection with performing the duties of his or her employment. Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during Participant’s employment if so requested by the Company, Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only Participant’s copy of this Agreement. For purposes of this Stock Agreement, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, regardless of whether such documents have been prepared by Participant or by others.

b.	Non-Solicitation and Non-Compete. For the period beginning on the date hereof and ending twenty-four (24) months following the termination of employment with the Company, Participant will not directly or indirectly:

(i)	employ, recruit or solicit for employment any person who is (or was within six (6) months prior to Participant’s employment termination date) an employee of the Company;

(ii)	accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during Participant’s employment with the Company; or

(iii)	solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. Participant understands that any person or entity that Participant contacted during the twelve (12) months prior to the date of Participant’s termination of employment with the Company for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company has a protectible proprietary interest.

c.	Remedies for Violation.

(i)	Injunctive Action. Participant acknowledges that if he or she violates the terms of this Section 5 the injury that would be suffered by the Company as a result of a breach of the provisions of this Stock Agreement (including any provision of Section 5(a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 5(c) (or Sections 5(a) or (b) hereof) or any other remedies of the Company, if the Participant breaches any of the provisions of Sections 5(a) or (b) hereof, the Company will have the right to cease making any payments otherwise due to the Participant under this Stock Agreement.

(ii)	Forfeiture of Restricted Stock and Repayment. In addition to the rights available to the Company under Section 5(c)(i) hereof, if Participant violates the terms of this Section 5 at any time, Participant, without any further action by the Company or Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to unvested Restricted Stock, any Shares then owned by Participant due to vesting of Restricted Stock and any net proceeds received by Participant pursuant to any sales or transfer of any Restricted Stock (or Shares held as a result of the vesting of the Restricted Stock) prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to the Restricted Stock (and Shares held as a result of the vesting of the Restricted Stock), and the Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 5. By accepting this Restricted Stock grant, Participant hereby consents to a deduction from any amounts the Company owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to Participant by the Company), unless such amount is subject to Section 409A of the Code, to the extent of any amounts that Participant owes to the Company under this Section 5. In addition to any injunctive relief sought under Section 5(c)(i) hereof and whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes to the Company, calculated as set forth in this Section 5(c)(ii), Participant agrees to immediately pay the unpaid balance to the Company.

d.	Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectible interest of the Company.

e.	Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restriction on the Restricted Stock, to acknowledge in writing that he or she has not engaged, and is not in the process of engaging, in any of the activities described in this Section 5.

6.	Miscellaneous Provisions.

a.	No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

b.	Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, regardless of whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. Participant hereby acknowledges receipt of a copy of the Plan.

c.	Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Stock Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

d.	Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.

e.	No Vested Right In Future Awards. Participant acknowledges and agrees (by executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further restricted stock awards in the future.

f.	Use Of Personal Data. By executing this Stock Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of Data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

g.	Severability. If one or more provisions of this Stock Agreement (including, without limitations, the provisions of Section 5 hereof) are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Stock Agreement and the balance of the Stock Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

h.	Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

i.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

j.	Counterparts. This Stock Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

k.	Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

l.	Governing Law. This Stock Agreement and the Restricted Stock granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

m.	Entire Agreement. This Stock Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

n.	Amendment. Any amendment to this Stock Agreement shall be in writing and signed by the Company.

o.	Headings and Construction. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement. This Stock Agreement is intended to be a stock right excluded from the requirements of Code Section 409A. The terms of this Stock Agreement shall be administered and construed in a manner consistent with the intent that it be a stock right excluded from the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION	Participant

<<Officer and Title>>	<<Name>>